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Contact: Paul Dickard (Media Contact)
         (201) 573-3120

         Joseph Fimbianti (Analyst Contact)
         (201) 573-3113
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            INGERSOLL-RAND RECEIVES ALL MATERIAL REGULATORY APPROVALS
                   NECESSARY TO ACQUIRE HUSSMANN INTERNATIONAL


         Woodcliff Lake, N.J., June 13, 2000--Ingersoll-Rand today announced that it has obtained all material regulatory approvals and clearances necessary to consummate the tender offer for the purchase of shares of Hussmann International, Inc. The tender offer is scheduled to expire at 12:00 midnight tonight, New York City time.

         As previously announced, IR Merger Corporation, a wholly-owned subsidiary of IR, has offered to purchase all of the outstanding shares of Hussmann. The tender offer is subject to certain conditions, including at least a majority of Hussmann's outstanding shares, on a fully diluted basis, being tendered and not withdrawn prior to the expiration of the offer.

         IR is a major diversified industrial equipment and components manufacturer serving the global growth markets of Climate Control, Industrial Productivity, Infrastructure Development and Security and Safety. Further information on IR can be found on the company's World Wide Web site at WWW.INGERSOLL-RAND.COM.

                                      # # #

Hussmann International, Inc., shareholders are advised to read the tender offer statement regarding the acquisition of Hussmann International, Inc., referenced in this press release, which was filed by IR Merger Corporation and Ingersoll-Rand Company with the U.S. Securities and Exchange Commission and the related solicitation/recommendation statement which was filed by Hussmann International, Inc., with the Commission. The tender offer statement (including an offer to purchase, letter of transmittal and related tender offer documents) and the solicitation/recommendation statement contain important information which should be read carefully before any decision is made with respect to the offer. These documents will be made available to all shareholders of Hussmann International, Inc., at no expense to them, by contacting the information agent, Georgeson Shareholders Communications Inc. Shareholders in the U.S. and Canada please call (800) 223-2064; shareholders outside the U.S. and Canada please call collect 011-44-207-335-7296. These documents are also available at no charge at the SEC's website at www.sec.gov.